Exhibit 10.2

June 23, 2010

Sandeep Nayyar

Re: Employment Terms

Dear Mr. Nayyar:

Power Integrations, Inc. (the “Company”) is pleased to offer you the position of Chief Financial Officer and VP of Finance on the following terms. This offer is subject to approval of the Company’s Board of Directors (the “Board”).

You will be responsible for the duties assigned to your position and will report directly to me. You will work at our facility located at San Jose, California. Of course, the Company may change your position, duties, and work location from time to time in its discretion.

Your salary initially will be at the rate of $275,000 per year, less payroll deductions and all required withholdings, paid bi-weekly.

You will also be eligible to participate in our Executive Staff Bonus program pursuant to the terms of that program. Your potential annual target bonus for 2010 will be 3,000 Performance Stock Units (PSUs) which will be prorated to 1,500 PSUs. If Company objectives are met, you will receive a target bonus payout of 100% of your prorated amount. The actual amount paid could be more or less than your target amount (from zero up to 200% of target) depending on the Company’s actual financial performance. The plan will be in effect from January 1, 2010 through December 31, 2010 and will be based on the full year financial and operational results of the Company. Currently, the plan is based on a combination of the Company obtaining certain levels of operating income and revenue for the entire year, excluding any extraordinary, one time accounting items. At this time, 75% of the payout is based on Target Operating Income and 25% is based on Target Revenue.

The Company will have the sole discretion to determine whether you have earned any bonus under this program and to determine the amount of any such bonus. If you leave the Company for any reason prior to end of the bonus year, December 31, 2010, no pro rata bonus will be earned.

Subject to approval by the Board or its Compensation Committee, and pursuant to the Company’s Equity Incentive Plan (the “Plan”), the Company shall grant you an option to purchase up to 44,000 shares of the Company’s common stock at the fair market value as determined by the Board as of the date of grant (the “Option”) and of the 44,000 shares, the number of shares subject to an incentive stock option shall be the maximum number of shares permitted under the Plan and by applicable law, and the balance of the Option shares shall be a nonqualified option. The Option will be subject to the terms and conditions of the Plan and your grant agreement. Your grant agreement will include a four-year vesting schedule. You will be considered an “Insider” for purposes of trading in company securities and are required to comply with the Power Integrations’ Insider Trading policy.

In addition, subject to approval by the Board or its Compensation Committee, and pursuant to the Plan, the Company shall grant you 22,000 restricted stock units (RSUs). The RSUs will be subject to the terms and conditions of the Plan and your grant agreement. Your RSUs will vest over four years from the date of hire, with 25% vesting at the end of each year of employment following grant. There is a tax withholding requirement at the time your RSUs vest.

You will not be eligible for a salary increase or further grants of RSUs or stock options in connection with the 2011 Focal Review.

In addition, after one year of employment, you will be eligible to participate in the Executive Officers Benefits program pursuant to the terms of that program. You will be eligible for the following standard Company benefits: medical insurance, vacation, sick leave and holidays. Details about these benefits are provided in the Employee Handbook and Summary Plan Descriptions, available for your review. The Company may change compensation and benefits from time to time in its discretion.

As a Company employee, you will be expected to abide by Company policies and procedures, and acknowledge in writing that you have read and will comply with the Company’s Employee Handbook. As a condition of employment, you must read, sign and comply with the attached Employee Proprietary Information and Inventions Agreement which prohibits unauthorized use or disclosure of Company proprietary information, and you must read, sign and comply with the Company’s Code of Conduct.

In your role as principal financial and accounting officer of the Company, you understand that you will be certifying the accuracy of the Company’s financial statements relating to its Securities and Exchange Commission filings, commencing with the filing of the Company’s Quarterly Report on Form 10-Q applicable to the quarter ended June 30, 2010.

Your employment relationship is at will. You may terminate your employment with the Company at any time and for any reason whatsoever simply by notifying the Company. Likewise, the Company may terminate your employment at any time, with or without cause or advance notice. Your employment at-will status can only be modified in a written agreement signed by you and by an officer of the Company. As required by law, this offer is subject to satisfactory proof of your right to work in the United States.

This letter, together with your Employee Proprietary Information and Assignment Agreement, forms the complete and exclusive statement of your employment agreement with the Company.

The terms in this letter supersede any other agreements or promises made to you by anyone, whether oral or written. This letter agreement cannot be changed except in a written agreement signed by you and a duly authorized officer of the Company.

Please sign and date this letter and the enclosed Employee Proprietary Information and Inventions Agreement, and return them to me if you wish to accept employment at the Company under the terms described above. If you accept our offer, your start date will be no later than June 28, 2010.

We look forward to your favorable reply and to a productive and enjoyable work relationship.

Sincerely,

/s/ Balu Balakrishnan
Balu Balakrishnan
President and CEO

Accepted:

/s/ Sandeep Nayyar	6/23/10
Sandeep Nayyar	Date

Start Date:	6/25/10

Attachment: Proprietary Information and Inventions Agreement

EMPLOYEE AGREEMENT REGARDING

CONFIDENTIALITY AND INVENTIONS

This Agreement is intended to formalize in writing certain understandings and procedures of Power Integrations, Inc. (the “Company”). I recognize that the Company is engaged in a continuous program of research, development, and production respecting its business, present and future.

In return for my new or continued employment by the Company, I acknowledge and agree that:

1. Previous Work

All previous work, if any, done by me for the Company relating in any way to the conception, design, development or support of products for the Company is the property of the Company.

2. Confidentiality

I will maintain in confidence and will not disclose or use, either during or after the term of my employment without the prior express written consent of the Company, any proprietary or confidential information or know-how belonging to the Company (“Proprietary Information”), whether or not it is in written or permanent form, except to the extent required to perform duties on behalf of the Company in my capacity as an employee. Proprietary information refers to any information, not generally known in the relevant trade or industry, which was obtain from the Company, or which was learned, discovered, developed, conceived, originated or prepared by me in the scope of my employment. Such Proprietary Information includes, but is not limited to, software, technical and business information relating to the Company’s inventions or products, research and development, production processes, manufacturing and engineering processes, machines and equipment, finances, customers, marketing and production and future business plans and any other information which is identified as confidential by the Company. Upon termination of my employment or at the request of my supervisor before termination, I will deliver to the Company all written and tangible material in my possession incorporating the Proprietary Information or otherwise relating to the Company’s business. These obligations with respect to Proprietary Information extend to information belonging to customers and suppliers of the Company who may have disclosed such information to me as the result of my status as employee of the Company.

3. Inventions

(a) Disclosure and Assignment of Inventions

I will promptly disclose and describe to the Company, and I hereby assign and agree to assign to the Company or its designee, my entire right, title, and interest in and to, all Inventions which I may solely or jointly conceive, develop or reduce to practice during the period of my employment with the Company (i) which relate at the time of conception or reduction to practice of the Invention to the Company’s business or actual or demonstrably anticipated research development, or (ii) which were developed on any amount of the Company’s time or with the use of any of the Company’s equipment, supplies, facilities or trade secret information, or (iii) which resulted from any work I performed for the Company.

However, I do not assign or agree to assign any Inventions relating in any way to the Company’s business or demonstrably anticipated research and development which were made by me prior to my employment with the Company, which Inventions, if any, are identified on Exhibit A to this Agreement A (which attachment contains no confidential information). I have no rights in any Inventions other than the Inventions specified in Exhibit A.

(b) Definition of Inventions

As used in this Agreement, the term “Inventions” means any new or useful art, discovery, contribution, finding or improvement, whether or not patentable, and all related know-how, including but not limited to all designs, trademarks, discoveries, formulae, processes, manufacturing techniques, trade secrets, inventions, improvements, ideas or copyrightable or patentable works, including all rights to obtain, register, perfect and enforce these proprietary interests.

(c) One Year Presumption

I recognize that Inventions relating to my activities while working for the Company and conceived or made by me, alone or with others, within one year after termination of my employment may have been conceived in significant part while employed by the Company. Accordingly, I agree that such Inventions shall be presumed to have been conceived during my employment with the company and are to be assigned to the Company unless and until I have established the contrary.

(d) Nonassignable Inventions

This Agreement does not apply to an invention which qualifies fully as a nonassignable invention under the provisions of Section 2870 of California Labor Code. However, I agree to disclose promptly in writing to the Company all Inventions made or conceived by me during the term of my employment and for one (1) year thereafter, whether or not I believe such Inventions are subject to this Agreement, to permit a determination by the Company as to whether or not the Inventions should be the property of the Company. Any such information will be received in confidence by the Company.

(e) Shop Rights

I agree that the Company will be entitled to shop rights providing the Company a nonexclusive, royalty- free, and irrevocable (although nontransferable and nonassignable) license to make, use, and sell any invention or other protectable development (whether patentable or not) conceived or made by me which is not within the scope of Section 3 (a) but which was conceived or made on the time of the Company or with the use of the facilities or materials of the Company or with the use of proprietary information of the Company.

4. Company Materials

Upon termination of my employment with the Company or at any other time upon the Company’s request, I will promptly deliver to the Company, without retaining any copies, all documents and other materials furnished to me by the Company or prepared by me for the Company.

5. Competitive Employment

During the term of my employment with the Company, I will not engage in any employment, consulting, or other activity in any business competitive with the Company without the Company’s written consent.

6. Non-solicitation

During the term of my employment with the Company and for a period of two (2) years thereafter, I will not solicit or encourage or cause others to solicit or encourage, any employees of the Company to terminate their employment with the Company.

7. Acts to Secure Proprietary Rights

(a) Further Acts

I agree to perform, during and after my employment, all acts deemed necessary or desirable by the Company to permit and assist it, at its expense, in obtaining and enforcing the full benefits, enjoyment, rights and title throughout the world in the Inventions and shop rights hereby assigned to the Company as set forth in Paragraphs 1 and 3 above. Such acts may include, but are not limited to, execution of documents and assistance or cooperation in the registration and enforcement of applicable patents and copyrights or other legal proceedings.

(b) Appointments of Attorney-In-Fact

In the event that the Company is unable for any reason whatsoever to secure my signature to any lawful and necessary document required to apply for or execute any patent, copyright or other applications with respect to any Inventions (including improvements, renewals, extensions, continuations, divisions or continuations in part thereof), I hereby irrevocably appoint the Company and its duly authorized officers and agents as my agents and attorneys-in-fact to execute and file any such application and to do all other lawfully permitted acts to further the prosecutions and issuance of patents, copyrights or other rights thereon with the same legal force and effect as if executed by me.

8. No Conflicting Obligations

My performance of this Agreement and as an employee of the Company does not and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by me prior to my employment with the Company. I will not disclose to the company, or induce the Company to use, any confidential or proprietary information or material belonging to any previous employer or other person or entity. I am not a party to any other agreement which will interfere with my full compliance with this Agreement. I will not enter into any agreement, whether written or oral, in conflict with the provisions of this Agreement.

9. Survival

This Agreement (a) shall survive the termination of my employment by the Company, (b) does not in any way restrict my right or the right of the Company to terminate my employment at any time, for any reason or for no reason, (c) is assignable by the Company, and (d) is binding upon my heirs and legal representatives.

10. Specific Performance

A breach of any of the promises or agreements contained herein will result in irreparable and continuing damage to the Company for which there will be no adequate remedy at law, and the Company shall be entitled to injunctive relief and/or a decree for specific performance, and such other relief as may be proper (including monetary damages if appropriate).

11. Waiver

The waiver by Company of a breach of any provision of this Agreement by me will not operate or be construed as a waiver of any other or subsequent breach by me.

12. Unenforceable Provisions

If any term, provision, covenant or condition of this Agreement shall for any reason be held invalid, void or unenforceable by a court of competent jurisdiction, the remaining provisions will nevertheless continue in full force and effect and will in no way be affected, impaired or invalidated.

13. Governing Law

This Agreement will be construed in accordance with and governed by, the laws of the State of California as applied to transactions taking place wholly within California between California residents.

14. Entire Agreement

This Agreement represents my entire understanding with the Company with respect to the subject matter of this Agreement and supersedes all previous understandings, written or oral. This Agreement may be amended or modified only with the written consent of both me and the Company. No oral waive, amendment or modification will be effective under any circumstances whatsoever.

EMPLOYEE:

Date: 6/23/10	/s/ Sandeep Nayyar
Signature

Sandeep Nayyar
Name of Employee (Print)

COMPANY:

Date: 6/23/10	POWER INTEGRATIONS, INC.

	By:	/s/ Balu Balakrishnan
	Title:	Chief Executive Officer

LIMITED EXCLUSION NOTIFICATION

THIS IS TO NOTIFY you in accordance with Section 2872 of the California Labor Code that the above Agreement between you and the Company does not require you to assign to the Company, any invention for which no equipment, supplies, facility or trade secret information of the Company was used and which was developed entirely on your own time, and (a) which does not relate (1) to the business of the Company or (2) to the Company’s actual or demonstrably anticipated research or development, or (b) which does not result from any work performed by you for the Company. This limited exclusion does not apply to any patent or invention covered by a contract between the Company and the United States or any of its agencies requiring full title to such patent or invention to be in the United States.

I ACKNOWLEDGE RECEIPT OF A COPY OF THIS NOTIFICATION

/s/ Sandeep Nayyar
Signature

Sandeep Nayyar
Name of Employee (Print)

Dated: 6/23/10

Witnessed by:
Power Integrations, Inc.

/s/ Balu Balakrishnan
Representative

Dated: 6/23/10

EXHIBIT A

PRIOR INVENTIONS